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                     May 26, 2020

       Mitchell Levine
       Chief Financial Officer
       OncoCyte Corporation
       15 Cushing
       Irvine, California 92618

                                                        Re: OncoCyte
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 28,
2020
                                                            File No. 001-37648

       Dear Mr. Levine:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Richard S. Soroko, Esq.